EXHIBIT 24

POWER OF ATTORNEY

The undersigned hereby appoints WILLIAM C. DOCKMAN, MARK A. SHELNITZ, and MICHAEL W. CONRON as his/her true and lawful attorneys-in-fact for the purpose of signing the Annual Report on Form 10-K of W. R. GRACE & CO. for the year ended December 31, 2018, and all amendments thereto, to be filed with the Securities and Exchange Commission. Each of such attorneys-in-fact is appointed with full power to act without the others.

Robert F. Cummings, Jr.	/s/ Robert F. Cummings, Jr.
Julie Fasone Holder	/s/ Julie Fasone Holder
Fred Festa	/s/ Fred Festa
Diane H. Gulyas	/s/ Diane H. Gulyas
Jeffry N. Quinn	/s/ Jeffry N. Quinn
Christopher J. Steffen	/s/ Christopher J. Steffen
Mark E. Tomkins	/s/ Mark E. Tomkins
Shlomo Yanai	/s/ Shlomo Yanai

Dated: January 24, 2019